EXHIBIT 23.2




                 CONSENT OF INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Bindley Western Industries, Inc. for the registration of 2,498,579 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 1999, except for Note 4 as to which the date is April 8, 1999, with respect to the consolidated financial statements of Central Pharmacy Services, Inc. included in the Current Report on
Form 8-K, dated November 17, 1999, of Bindley Western Industries, Inc., filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
November 15, 1999